Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2016, relating to the financial statements and financial highlights of Matthews CF-U Series and Matthews ADF-U Series which appear in the December 31, 2015 Annual Report to Shareholders of Matthews A Share Selections Fund, LLC, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

August 11, 2016